Exhibit 99.1

Contact: Lynn Pieper Lewis

415-937-5402

ir@entellusmedical.com

Entellus Medical Announces Management Promotions and

Preliminary Revenue for Fourth Quarter and Full Year 2016

PLYMOUTH, MN. (January 5, 2017) – Entellus Medical, Inc. (NASDAQ: ENTL), a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis patients, today announced the promotion of Thomas Williamson to the position of Vice President of Sales; the resignation of Jim Surek as Vice President of Sales, and the promotion of Jonelle Burnham to the position of Vice President and General Counsel, all effective immediately. The Company also announced preliminary unaudited revenue results for the fourth quarter and full year 2016.

“We are pleased to announce these management promotions, as we continue to strengthen our leadership team and prepare for the next stage of growth. Tom Williamson has a 20-year career in sales and has been with Entellus for over five years with demonstrated success in sales leadership, mentoring and development, and strategic account management. We thank Jim Surek for his many contributions to our sales team during his tenure as VP of Sales, and we wish him well,” said Robert White, President and Chief Executive Officer of Entellus Medical. “Entellus closed 2016 with strong fourth quarter revenue marked by the ongoing advancement of our presence in the office setting. Our progress has been driven by consistent and ongoing investment in new products and market development, which we believe further fuels our positive momentum as we enter the new year.”

Management Promotions

Tom Williamson was promoted to Vice President of Sales from Regional Vice President of Sales. Over his five years with Entellus, Mr. Williamson has been a consistent top producing sales executive with substantial selling and managing experience and a proven track record of territory development, sales growth and team leadership. He has hired and trained over 30 sales representatives, developed and promoted six District Sales Managers and created a new Strategic Account Management role at Entellus. Immediately prior to joining Entellus, Mr. Williamson worked for Stryker Corporation, most recently as National Sales Director for the Interventional Spine Division.

Jonelle Burnham was promoted to Vice President and General Counsel from Senior Director and Corporate Compliance Counsel. Ms. Burnham has extensive experience as a corporate attorney in highly competitive and regulated industries for global enterprises engaged in manufacturing and distribution. Prior to joining Entellus in February of 2016, she served as Vice President, General Counsel and Secretary of Patterson Companies, a full service distributor to specialty markets, and before that, was a member of the legal team at Kimberly-Clark Corporation, where she counseled its North American Consumer Products sales team, among other roles. Ms. Burnham began her career as a litigation attorney with the Minneapolis law firm of Merchant & Gould. She also serves on the board of directors of Living Well Disabilities Services, a Minnesota-based nonprofit.

Preliminary and Unaudited Fourth Quarter and Full Year 2016 Revenue

Preliminary and unaudited revenue for the fourth quarter 2016 is expected to be in the range of $21.5 million to $21.7 million, reflecting growth of approximately 20% over the fourth quarter of 2015. Foreign currency exchange rates negatively impacted fourth quarter 2016 revenue by approximately $0.1 million.

Preliminary and unaudited revenue for the full year 2016 is expected to be in the range of $75.0 million to $75.2 million, reflecting growth of approximately 22% over full year 2015. Foreign currency exchange rates negatively impacted full year 2016 revenue by approximately $0.2 million.

The preliminary unaudited revenue results included in this release are prior to the completion of review and audit procedures by the Company’s external auditors and are therefore subject to adjustment. The Company plans to provide its fourth quarter and full year 2016 financial results as well as 2017 financial guidance in late February 2017.

About Entellus Medical, Inc.

Entellus Medical is a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis in both adult and pediatric patients. The Entellus Medical platform of products provides effective and easy-to-use solutions to simplify everything from diagnosis and patient selection, to complex case revisions and post-operative care. Entellus Medical’s three core product lines, XprESS Multi-Sinus Dilation Systems, MiniFESS Surgical Instruments, and FocESS Imaging & Navigation, combine to enable ENT physicians to conveniently and comfortably perform a broad range of procedures in the office and simplify OR based treatment. Entellus Medical is committed to broadening its product portfolios with high-quality and purposeful innovations for the global ENT market. For more information, please visit the Company’s website at www.entellusmedical.com.

Forward-Looking Statements

All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “preliminary,” “expect,” “plan,” “anticipate,” “could,” “may,” “intend,” “will,” “continue,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this release include the Company’s preliminary unaudited revenue expectations for fourth quarter and full year 2016. These forward-looking statements are based on the current expectations of Entellus Medical’s management and involve known and unknown risks and uncertainties that may cause Entellus Medical’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, risks that the Company’s final revenue results will deviate from the preliminary revenue results in this release and the impact of changes at key management positions. Other factors that could cause actual results to differ materially from those contemplated in this press release can be found under the caption “Risk Factors” in Entellus Medical’s Securities and Exchange Commission reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. Entellus Medical undertakes no obligation to update or revise any forward-looking statements, even if subsequent events cause its views to change.